 Exhibit 99.1

WEYCO REPORTS THIRD QUARTER SALES AND EARNINGS

Milwaukee, Wisconsin---November 7, 2023---Weyco Group, Inc. (NASDAQ: WEYS) (“we,” “our,” “us” and the “Company”) today announced financial results for the quarter ended September 30, 2023.

Third Quarter 2023

Consolidated net sales were $84.2 million, down 13% compared to record third-quarter sales of $97.0 million in 2022. Consolidated gross earnings increased to 43.0% of net sales compared to 40.6% of net sales in last year’s third quarter, due mainly to higher gross margins in our North American wholesale segment. Quarterly earnings from operations were $12.4 million, down 12% compared to record operating earnings of $14.2 million in 2022. Quarterly net earnings totaled $9.3 million, or $0.98 per diluted share, compared to record net earnings of $10.8 million, or $1.12 per diluted share, last year.

North American Wholesale Segment

Net sales in our wholesale segment were $69.5 million, down 15% compared to record sales of $81.6 million in the third quarter of 2022. The decrease was primarily due to a 42% decline in BOGS sales, compared to record sales for the brand last year, as retailers have reduced orders due to the current saturation of product in the outdoor footwear market, and due to the mild start to Fall. Florsheim net sales were down 7%, compared to record sales for the brand in last year’s third quarter. Sales of the Nunn Bush brand were up 11%, with the increase driven in part by incremental sales in the casual and hybrid categories, and new programs with a few large retailers. Stacy Adams sales were down 1%.

Wholesale gross earnings were 38.6% of net sales in the third quarter of 2023 compared to 36.3% of net sales last year. Gross margins improved as a result of lower inventory costs compared to last year, primarily related to inbound freight costs.

Selling and administrative expenses for the wholesale segment were $15.6 million for the quarter compared to $16.7 million last year. The decrease was primarily due to lower employee costs, mainly commission-based compensation. As a percent of net sales, selling and administrative expenses were 22% and 21% of net sales in the third quarters of 2023 and 2022, respectively. Wholesale operating earnings totaled $11.3 million for the quarter, down 13% from $12.9 million last year, due primarily to lower sales. This quarter was our second most profitable third quarter in terms of wholesale operating earnings, second only to last year.

North American Retail Segment

Retail net sales were a third-quarter record of $7.6 million, up 6% over our previous record of $7.1 million in 2022. The increase was due to higher sales across all our domestic e-commerce websites, with the largest increases at BOGS and Florsheim.

Retail gross earnings as a percent of net sales were 65.4% and 66.3% in the third quarters of 2023 and 2022, respectively. Selling and administrative expenses for the retail segment totaled $4.0 million, or 53% of net sales, for the quarter compared to $3.9 million, or 55% of net sales, last year. Third quarter retail operating earnings rose to $926,000, up 12% compared to $825,000 last year, due mainly to the increase in web sales.

Other

Our other operations consist of our retail and wholesale businesses in Australia, South Africa, and Asia Pacific (collectively, “Florsheim Australia”). Net sales of Florsheim Australia totaled $7.1 million, down 14% compared to $8.2 million in the third quarter of 2022. In local currency, its net sales were down 10%, primarily in its wholesale businesses.

Florsheim Australia’s gross earnings were 61.6% of net sales compared to 61.4% of net sales in last year’s third quarter. Its operating earnings were $256,000 for the quarter versus $476,000 last year. The decrease was primarily due to lower earnings in Australia’s wholesale businesses, as a result of lower sales.

“Our wholesale volumes were down for the quarter, as many of our retail partners worked to pare back higher levels of inventory,” stated Thomas W. Florsheim, Jr., Chairman and CEO. “Though sales declined, we delivered healthy operating earnings for the quarter relative to sales, as efforts to improve gross margins and control costs have continued to bolster our profitability. At retail our e-commerce businesses continued to perform well, signaling the strength of our major brands in the U.S. We paid off our debt in the quarter and our cash flows currently remain strong. Our strong financial position enables us to withstand changes in the retail environment while also giving us the flexibility to allocate capital to support our future growth initiatives.”

On November 7, 2023, our Board of Directors declared a cash dividend of $0.25 per share to all shareholders of record on November 27, 2023, payable on January 2, 2024.

Conference Call Details:

Weyco Group will host a conference call on November 8, 2023, at 11:30 a.m. Eastern Time to discuss the third quarter financial results in more detail. To participate in the call, you will first need to pre-register online. Pre-registration takes only a few minutes and you may pre-register at any time, including up to and after the call start time. To pre-register, please go to:

https://register.vevent.com/register/BI812a206259b140638d93417e9d0e2f7e. The pre-registration process will provide the conference call phone number and a passcode required to enter the call. A replay will be available for one year beginning about two hours after the completion of the call at the following webcast link: https://edge.media-server.com/mmc/p/g2oyrek3. The conference call will also be available in the investor relations section of Weyco Group’s website at www.weycogroup.com.

About Weyco Group:

Weyco Group, Inc., designs and markets quality and innovative footwear principally for men, but also for women and children, under a portfolio of well-recognized brand names including: Florsheim, Nunn Bush, Stacy Adams, BOGS, Rafters, and Forsake. The Company’s products can be found in leading footwear, department, and specialty stores, as well as on e-commerce websites worldwide. Weyco Group also operates Florsheim stores in the United States and Australia, as well as in certain other international markets.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Various factors could cause our results to be materially different from the results expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, the impact of inflation generally and, specifically, increases in our costs for materials, labor and other manufacturing inputs, a slow down or contraction in the overall U.S. or Australian economies, our ability to successfully market and sell our products in a highly competitive industry and in view of changing and unpredictable consumer trends, our ability to successfully procure our products from independent manufacturers on a timely basis, consumer acceptance of products and other factors affecting retail market conditions, increased interest rates, the uncertain impact of the wars in Ukraine and Israel and the related economic and other sanctions imposed by the U.S. and European Union, and other factors detailed from time to time in our filings made with the Securities and Exchange Commission, including our annual report on Form 10-K filed on March 13, 2023, which are incorporated herein by reference.  We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

For more information, contact:

Judy Anderson

Vice President, Chief Financial Officer and Secretary

414-908-1833

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(In thousands, except per share amounts)
Net sales	$84,150	$96,971	$237,458	$252,690
Cost of sales	47,997	57,583	135,136	154,404
Gross earnings	36,153	39,388	102,322	98,286

Selling and administrative expenses	23,720	25,181	72,803	72,983
Earnings from operations	12,433	14,207	29,519	25,303

Interest income	269	86	598	266
Interest expense	(5)	(197)	(522)	(209)
Other (expense) income, net	(133)	141	(431)	316

Earnings before provision for income taxes	12,564	14,237	29,164	25,676

Provision for income taxes	3,227	3,467	7,518	6,358

Net earnings	$9,337	$10,770	$21,646	$19,318

Weighted average shares outstanding
Basic	9,451	9,535	9,458	9,560
Diluted	9,530	9,605	9,539	9,638

Earnings per share
Basic	$0.99	$1.13	$2.29	$2.02
Diluted	$0.98	$1.12	$2.27	$2.01

Cash dividends declared (per share)	$0.25	$0.24	$0.74	$0.72

Comprehensive income	$8,656	$9,248	$21,104	$17,406

WEYCO GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

	September 30,	December 31,
	2023	2022
	(Dollars in thousands)
ASSETS:
Cash and cash equivalents	$33,397	$16,876
Investments, at fair value	110	107
Marketable securities, at amortized cost	1,096	1,385
Accounts receivable, net	53,209	53,298
Income tax receivable	250	945
Inventories	79,567	127,976
Prepaid expenses and other current assets	3,060	5,870
Total current assets	170,689	206,457

Marketable securities, at amortized cost	6,412	7,123
Deferred income tax benefits	979	1,038
Property, plant and equipment, net	29,337	28,812
Operating lease right-of-use assets	11,546	13,428
Goodwill	12,317	12,317
Trademarks	33,618	33,618
Other assets	23,962	23,827
Total assets	$288,860	$326,620

LIABILITIES AND EQUITY:
Short-term borrowings	$-	$31,136
Accounts payable	4,831	14,946
Dividend payable	-	2,290
Operating lease liabilities	3,840	4,026
Accrued liabilities	11,389	15,137
Total current liabilities	20,060	67,535

Deferred income tax liabilities	8,485	8,530
Long-term pension liability	15,866	15,523
Operating lease liabilities	8,640	10,661
Other long-term liabilities	426	466
Total liabilities	53,477	102,715

Common stock	9,511	9,584
Capital in excess of par value	71,269	70,475
Reinvested earnings	175,338	164,039
Accumulated other comprehensive loss	(20,735)	(20,193)
Total equity	235,383	223,905
Total liabilities and equity	$288,860	$326,620

WEYCO GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended September 30,
	2023	2022
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$21,646	$19,318
Adjustments to reconcile net earnings to net cash provided by (used for) operating activities -
Depreciation	1,930	1,840
Amortization	204	213
Bad debt expense	107	135
Deferred income taxes	(82)	(215)
Net foreign currency transaction gains	(9)	(233)
Share-based compensation expense	996	1,157
Pension expense	970	53
Impairment of trademark	-	350
Net gain on remeasurement of contingent consideration	-	(407)
Increase in cash surrender value of life insurance	(315)	(450)
Changes in operating assets and liabilities -
Accounts receivable	(6)	(11,188)
Inventories	48,442	(41,134)
Prepaid expenses and other assets	2,775	1,319
Accounts payable	(10,164)	(10,116)
Accrued liabilities and other	(4,331)	(2,571)
Accrued income taxes	775	(139)
Net cash provided by (used for) operating activities	62,938	(42,068)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from maturities of marketable securities	1,015	1,495
Proceeds from sale of investment securities	-	8,050
Purchases of property, plant and equipment	(2,565)	(1,515)
Net cash (used for) provided by investing activities	(1,550)	8,030

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(9,285)	(6,878)
Shares purchased and retired	(3,439)	(3,264)
Net proceeds from stock options exercised	33	276
Payment of contingent consideration	(500)	-
Taxes paid related to the net share settlement of equity awards	(173)	(12)
Proceeds from bank borrowings	70,060	71,833
Repayments of bank borrowings	(101,196)	(37,168)
Net cash (used for) provided by financing activities	(44,500)	24,787

Effect of exchange rate changes on cash and cash equivalents	(367)	(612)

Net increase (decrease) in cash and cash equivalents	$16,521	$(9,863)

CASH AND CASH EQUIVALENTS at beginning of period	16,876	19,711

CASH AND CASH EQUIVALENTS at end of period	$33,397	$9,848

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$6,462	$6,729
Interest paid	$971	$209